FBR CAPITAL MARKETS CORPORATION

Moderator:                      Shannon Small
April 27, 2011
9:00 a.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to the FBR Capital Markets First Quarter 2011 Earnings conference call.

At this time, all participants are on a listen-only mode.  Later, we will conduct a question-and-answer session and instructions will be given at that time.  If anyone should require assistance during today’s conference, please press star and then zero on your touchtone telephone.

As a reminder, today’s conference call is being recorded.  I would now like to introduce your host for today’s conference, Ms. Shannon Small, Senior Vice President of Corporate Communications.  Ma’am, you may begin.

Shannon Small:	Thank you, and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR.

Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, developments, events, market forecast, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the demands for securities offerings, activity in the secondary securities market, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions.  Additional information concerning these factors that could cause results to differ materially is contained on FBR Capital Markets’ annual report on Form 10-K and the quarterly reports on Form 10-Q.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, President and Chief Executive Officer.

Rick Hendrix:	Thank you, Shannon, and good morning.

On today’s call, I will cover our financial results for the first quarter, as well as some recent banking activity and provide a view toward the rest of the year.  With regard to our financial results the first quarter produced a pre-taxable loss of approximately $2 million versus a pre-tax loss of $24.5 million for the first quarter of 2010 and pre-tax earnings of $2.6 million the previous quarter.

First quarter revenues were $50.1 million compared to $44.2 million for the first quarter of 2010, and $75.3 million in the most recent quarter.  Our revenue in the quarter was lower than anticipated largely because investment banking revenues were well below trend and our expected run rate for the year.  Banking revenue for the first quarter was $16.6 million compared to $11.1 million in the first quarter of 2010 and $36.9 million in the fourth quarter of 2010.  This revenue in the first quarter came from 15 transactions that cross five industry segments.

It’s important to note that already in the second quarter we have completed transactions, which will generate fees in excess of our total banking revenue in the first quarter of this year.  Further, as we look to the balance of the second quarter, we expect banking revenues to meaningfully exceed those of the first quarter, in part, because of the significant improvement in the contributions from our advisory business.

I’m sure I don’t need to remind you, as I’ve said this several times before and as our results over time have demonstrated; our banking revenues continue to be volatile from quarter-to-quarter.  Our ability to execute large, book-run equity transactions continues to be a key strength and differentiator for our franchise.  We have delivered tremendous performance to investors in those types of transactions over the last two years, and we have a number of opportunities in the pipeline to execute similar transactions in the coming months.

Institutional brokerage revenues were $23.1 million, down from $27.5 million in the first quarter of last year and $24.8 million in the fourth quarter.  Trading volumes across the industry continued to be down more than 25 percent from early 2010 levels.  Additionally, there is continued movement toward a higher percentage of volume going through automated trading systems.  In spite of these lower volumes, we’re encouraged by the fact that we’ve maintained our market share an average margin on trade.  We believe our high-touch, high-value model and award-winning proprietary equity research provide meaningful competitive advantages which are particularly important in this market environment.

On the non-equity desks, we continue to build new client relationships with higher volumes and larger trades.  In our equity-linked and credit trading businesses, we are increasingly experiencing the benefit of being able to look across the entire capital structure with our buy-side clients.  Fifteen percent of our banking and trading revenues were generated in non-equity products during the first quarter and already, in 2011, we have completed almost as many non-equity underwritings as we did in all of 2010.  We believe that this increase in activity will lead to a more consistent flow of larger, lead-managed mandates which will ultimately drive increased trading volumes in these businesses as well.

In asset management, AUM was up 13 percent year-over-year and seven percent from the fourth quarter of 2010, ending Q1 at $1.7 billion.  We’re encouraged by this trend, particularly given that the first quarter increase is equally distributed between net inflows and investment performance - solid results on both fronts.  In fact, just yesterday TheStreet.com recognized FBR’s Small Cap Financial Fund, managed by Dave Ellison, as the winner in its Financial Services category.

Earnings from investments added $5.7 million in income this quarter, following $1.8 million income in the first quarter of last year and $9.2 million income in the previous quarter.  While difficult to project quarter to quarter, we do expect to continue to generate positive investment returns going forward, including in our merchant banking portfolio.

As we’ve discussed on the last several calls, our ongoing efforts to reduce our cost structure are being realized.  As of the end of March, headcount stood at 465, compared to 598 at this time last year and 501 at the beginning of 2011.  This 22 percent reduction in headcount contributed significantly to the lowering of our comp-to-net revenue ratio to 58 percent during the first quarter, compared to a ratio of 97 percent during the same period last year.

Total expenses were $52.1 million, down 24 percent compared to the first quarter of last year and 28 percent compared to the fourth quarter of 2010.  As we projected on our last call, we have achieved a reduction in excess of $30 million in our annualized fixed-cost run rate, as compared to the second quarter of last year.

Non-compensation fixed expenses were down $3.8 million, reflecting in approximately 20 percent decrease from both the preceding quarter and from the first quarter of last year.  This quarter-over-quarter improvement includes a 40 percent reduction in non-deal-related professional fees, a 28 percent reduction in occupancy, and an 11 percent reduction in communications expense.

As of March 31st, FBR had $286 million in shareholder’s equity and the company’s book value per share was $4.54.  We continue to maintain a highly liquid balance sheet.  However, with the company achieving a lower breakeven point, we have begun to deploy some of our cash in the financial assets with higher return opportunities, including higher inventory balances supporting client activity on each of our trading desks.

Our recent banking successes and enhanced business development efforts across the platform, along with the maturation of our non-equity businesses, provide a solid foundation for revenue growth.  Our materially lower fixed costs, combined with topline growth, should result in consistent profitability in the quarters and years ahead.  We believe that our strategic focus and growing momentum in banking position us well for a profitable 2011.

I’ll be happy to answer questions. Thank you.

Operator:
Ladies and gentlemen, if you have a question or a comment, please press star and then one on your touchtone telephone.  If your question has been answered and you wish to be removed from the queue, please press the pound key.  Once again, if you have a question or a comment, please press star and then one on your touchtone telephone.

Our first question comes from Devin Ryan of Sandler O’Neill.

Devin Ryan:	Good morning, guys.

Rick Hendrix:	Good morning, Devin.

Devin Ryan:
Can you just be a little more specific about your comments on the second quarter starting much better than the first?  Just looking at the data sources, you know, we can see the Air Lease, the IPO was significant.  But have there been some other significant transactions?  I’m assuming there have been already in the quarter.  What type of transactions?

And then just a little bit of color on the backlog in terms of the types of stuff in the backlog, that the chunkiness of it, is there a lot of 144A deals and then also any color on sectors as well will be helpful.

Rick Hendrix:
Sure.  So, Devin, the Air Lease deal is obviously a public deal so it’s easy to see.  But yes, we have had a number of other transactions that have been completed.  Just a couple of examples, we advised and raised capital around one of the FDIC bank deals from a couple of weeks ago.  We’ve had a couple of other advisory-related transactions that have been completed, as well as capital markets executions.

So it’s not related to one or two deals.  It’s a number of deals.  And at this point, does not include a big 144A execution.  We do have a number of those types of transactions in the pipeline and that’s an important part of the business.  It’s going to continue to be an important part of the business, and we expect to have success there on a number of fronts over the next few months.

Devin Ryan:
Got you.  And then, in the release you talked about potentially an increase in your allocation to the merchant banking business.  I just want to get some color there.  You know what are you looking at doing and is that maybe a reflection of your outlook for doing more 144As where you’re going to essentially invest alongside of those deals?

Rick Hendrix:
Well, I think what we said was we saw opportunity in merchant banking, and that’s really on two fronts.  Now, I think there are going to be opportunities for additional realizations and income out of the existing portfolio.  And I do believe because a lot of that activity is around investing in some of the privates that we execute, we’ll have more opportunities there.  We have had tremendous performance out of those transactions over the last two years.

And while we’re not going back to the point where that’s going to be outsized in terms of the portfolio of our capital, I do think that it’s going to provide opportunities for us to deploy capital and generate earnings going forward in addition to what we do from an underwriting perspective.

Devin Ryan:	OK. And then it’s possible I missed this, but on the investment income in the quarter, what drove that? Was that a specific investment that you can detail for us?

Rick Hendrix:
As you know, we don’t discuss what we’ve sold in quarterly results or on quarterly calls, but what I’d tell you is it was primarily related to gains out of the merchant banking portfolio and some legacy positions that we have there.

Devin Ryan:	OK. Got you. Is it realized, though?

Rick Hendrix:	They’re realized. Yes, they’re not marked.

Devin Ryan:	OK. Got you. OK.

And then just on the headcount reductions in the quarter how much of that was regrettable?  What areas did those individuals come from?  And then, just lastly, in terms of cost cutting, is there still room for some cost-cutting reductions and combinations of leases and things of that nature?  I’m trying to get a sense of if there’s still more room to come there.

Rick Hendrix:
Sure.  In terms of headcount reductions, we have clearly been managing this number down.  As you do that, it’s never going to be perfect, so have we had any regrettable departures?  We’ve had a couple, but it’s been, you know, two or three.  It’s not been a large portion of the headcount reduction, even going back to last year.

But we value everybody who is here and they’re all meaningful contributors.  And so, nobody wants to be in a position where you’re sort of forcing headcount down as aggressively as we have.  But it’s the reality of the business and a reality of the market.  Within there, we’ve had a couple of people who clearly, fall to the regrettable category, but it’s a very small number, and I don't think that we have a different revenue profile or profile of revenue opportunity as a result of the headcount reduction.

In terms of other expenses, is there additional opportunity?  There’s always opportunity, and we are focused on it every day.  I don’t believe it’s opportunity of the magnitude that we’ve achieved to date.

So we’re going to continue to control expenses very aggressively, but the big reductions that significantly move the needle, I think have been achieved.

Devin Ryan:
Got – that’s helpful.  Just one more and I’ll hop back in the queue.  In terms of financial instruments, those doubled from year end, essentially, and you mentioned in the release that you’re looking to allocate more capital to the trading desk.  Could you give some additional details around what’s in those financial instruments owned and essentially what you’re doing on the trading desks?

Rick Hendrix:
Sure.  It’s across the desks, Devin.  I mean, we’re not a heavy user of capital in our equity business, so it’s not a significant allocation of equities.  But in the non-exchange trade businesses, we have increased capital allocated to the desks.  We’re seeing increased client activity as a result and directly related to the increase in capital.

But we keep a pretty hedged and low-risk position. It’s not prop trading. It is in support of client activity, and it’s really across all of the non-equity desks.

Devin Ryan:	Yes. OK. Thanks. I’ll hop back to the queue.

Operator:	Thank you. Our next question comes from Eric Bertrand of Barclays Capital.

Eric Bertrand:
Hi, guys.  Firstly, I definitely noticed the good progress, not only on the non-comp expense line, but also on the much more prudent 58 percent comp ratio, even in an admittedly weak quarter, per your own prepared remarks.  Assuming that the rest of the year is better than this weak quarter, should we expect the comp ratio to be in this range or maybe lower even for the rest of the year?

Rick Hendrix:
I think, Eric, it’s safe to expect it to be in the band that we’ve discussed previously.  But I will call it anchored around 60 percent.  It really depends on the mix of revenues.  And so, a point here or a point there, it’s a little difficult to project, but we are going to be pretty tightly anchored around 60.  It could run in the high 50s, it could run in the very low 60s, but I don’t expect it to be outside that band materially.

Eric Bertrand:	OK. What sorts of revenues is higher compensable ratio versus lower? Presumably the investment gain wouldn’t have a lot of compensation attached to that.

Rick Hendrix:
Correct, correct.  All of our operating revenues have a higher percentage of compensation attached to them.  The non-operating revenues, while there is some compensation, we’re managing to an overall corporate number today much more than we have in the past.  And so, it’s very specific in terms of where revenue goes along with production.

But the number that you would attach to investment gains or return on capital is going to be influenced by what the overall percentages of those revenues are within our total revenues.  So there’s not an exact number attached to that, but it clearly is lower than our operating revenues.

Eric Bertrand:
OK.  On the non-comp side, there is a lot of improvement in the occupancy line this quarter.  Have you reduced your facilities footprint recently with the decline in headcounts or is this a level that we should look at kind of going forward – five, five and change?

Brad Wright:
Yes, Eric, the decreases that you’ve seen do reflect a consolidation of our space, which has been accomplished pretty much over the course of the last year.  And so, it’s likely to stay pretty much at this level.  Could potentially go down a little more in the middle of the year and beyond, but this is a pretty solid rate.

Eric Bertrand:	OK. That’s helpful.

On the advisory revenues, definitely a bit of an air pocket this quarter but helpful color in the prepared remarks.  Can you give a little bit more in terms of how that backlog compares to the end of the year, maybe the size of the backlog itself or number of deals, type of sector, you know?  Just trying to get an understanding as to where this business line could go.

Rick Hendrix:
Sure.  I think, Eric, number one that the pipeline in our advisory business is definitely up from the end of the year, and we do have higher average fees and transactions that should continue to drive higher average fees throughout 2011 in that pipeline.  Right now, we expect a pretty meaningful contribution, as we indicated, in the second quarter and where we are it’s difficult to look too far forward in our business.  But, as we sit here today, I will expect the advisory business to outperform that line in 2010, for the balance of this year.

Eric Bertrand:	OK. That’s helpful.

On the investment gain itself, not asking for a name of the investment, could you give some color as to the tenure of the position, and how long have you been in it?  Where had it been previously marked?  Maybe the sector, if you’re able to?

Rick Hendrix:
Well, it’s a position that we’d had for several years and it had a pretty low basis.  And it was something where we were able to take sort of advantage of an opportunity with.  And the whole investment income line is not one position.  But there was a meaningful gain in there, and again, it was sort of from a legacy merchant banking position.

Eric Bertrand:
OK.  You commented in the prepared remarks that you expect more gains going forward in that merchant banking line.  Are they on the more legacy positions or are they on the more recent investments that you expect to see markups, i.e. Air Lease and whatnot?

Rick Hendrix:
Well, most of the capital we have in the merchants portfolio today has been deployed over the last 24 months, and so I think it’s safe to assume that if we are able to achieve returns there, as we go forward for the balance of the year, that’s it’s going to be on positions that we’ve owned for two years or less.

Eric Bertrand:
OK.  On the balance sheet, your trading account, as Devin mentioned, grew very nicely, on the quarter to a new record, at least by my math.  Are you expecting to grow that more or is this a fair level?  I mean, you’re saying that you want to deploy more capital.  I’m just trying to understand.  How does the average, actually compare over the quarter, as opposed to the period end?

Rick Hendrix:
I would say the average is lower, so we increased capital on those desks throughout the quarter.  It didn’t happen on January 2nd.  But I think we’re comfortable with where our desk positions are today, which doesn’t mean that we wouldn’t increase them at all going forward, but I think where we are today, we feel like fully supports what we’re doing from a client standpoint and provide us with a growth opportunity with client activity.  And that’s really what we’ve been trying to achieve.

Eric Bertrand:
OK.  And then, lastly, on your own capital, you bought back a couple million dollars worth of stock in the quarter.  Is that mostly offsetting employee comp or is this a more of a net repurchase plan?  How should we think about that over the course of this year?

Rick Hendrix:
Well, we clearly stated that we intend to offset employee shares with repurchases, so we’re going to continue to do that.  We also believe that this big a discount to tangible book, makes an attractive use of our capital to buy back shares, potentially in addition to just offsetting employee shares.

But we want to do that, as I think we stated before, in a way that doesn’t reduce overall capital levels of the firm.  If you look at our activity in the first quarter, we had a pretty narrow window after year-end earnings and when we were blacked out coming up to the end of the first quarter.  So that activity was not over a long timeframe.  But we clearly think that, as we expect to generate positive earnings and positive cash earnings going forward, that an attractive use of capital is buying back stocks at this big a discount to tangible book.

Eric Bertrand:
OK.  Parsing that apart, one more layer, what sort of payout ratio would you expect on those positive earnings?  I mean, are you saying you’re comfortable with your existing capital base of the trading desks so earnings presumably could go one for one to repurchases, maybe?

Rick Hendrix:
Yes, we’ve not laid that out specifically, Eric, as a strategy.  We have roughly five million shares authorized.  In all honesty, it’s difficult to repurchase our shares in size, given the flows in the first quarter given the sort of short timeframe.  But we have not set out a policy that is one to one or any other specific percentage of earnings.

I think we have flexibility in how we execute against the authorization, and we view buying back stock at a discount to tangible book as one attractive use of capital among a number of other attractive uses of capital and we’re going to balance those.

Eric Bertrand:	OK. I’ll hop back in the queue. Thank you.

Operator:
Thank you.  Ladies and gentlemen, if you have a question or a comment, please press star and then one on your touchtone telephone.  Once again, if you have a question or a comment, please press star and then one on your touchtone telephone.

Our next question comes from Brian Roman of Robeco.

Brian Roman:	Rick, Brian Roman. How are you?

Rick Hendrix:	Good, Brian. How are you?

Brian Roman:
Great.  Most of my questions have been answered, but may we clarify a few things?  First of all, I know Devin asked this also, did you say that investment banking revenues second quarter to date already exceed those of the first quarter?

Rick Hendrix:	We have completed activity on transactions that, yes, as they get booked, already exceed the first quarter.

Brian Roman:	OK. That’s good. And there’s no 144A in there, so you’re suggesting it’s a little more widely dispersed across products?

Rick Hendrix:	Correct.

Brian Roman:
OK on the balance sheet, a couple of questions on there.  I know Eric was asking about this too.  I’m just looking at the cash balance - it’s down $80 million and financial instruments owned is up $80 million, so obviously that’s where the cash went.  Any way to indicate where that money is dispersed through different parts of the company; how liquid is it?  How much risk is associated with it?

Rick Hendrix:
Well, I guess there’s two pieces to that Brian.  Because we have hedges on short positions against some of the long positions you’re looking at on the balance sheet, it’s really not an $80 million move from cash onto the desks.  In fact, as bonuses get paid out after year end, we basically had compensation payable on the balance sheet at year-end and bonus payments in the high $30 million range.  So that’s part of the use of cash.

Brian Roman:	So that takes $236 million down to – call it, $200 million, right?

Rick Hendrix:	Yes.

Brian Roman:	OK.

Rick Hendrix:
And then the balance is primarily related to desk activity, and it’s spread across the non-equity desks.  The largest net desk position that we have is in our convertible business.  The next largest is in our credit business, and we have some capital in our listed options business as well.

Brian Roman:	Are there hedges against some of that stuff or you’re saying that it’s net exposure?

Rick Hendrix:	No. There are meaningful hedges against that.

Brian Roman:
Now, I’m just looking at the release here.  As you go back up and look at the income statement, where will that – let’s call it, for argument’s sake, incremental $50 million flow of higher return investments, in theory, flow through the income statement.

Rick Hendrix:	Well, that capital is in support of client activities. So it should show up primarily in our principal transactions line.

Brian Roman:	Principal transactions, which year-over-year was down, OK. But you’re saying that should be up going forward?

Rick Hendrix:	That’s certainly what we’re pointing toward and we’re seeing activity that would support that. Yes.

Brian Roman:	On headcount, could you just repeat your answer? I see it’s down. It’s down sequentially. If we were sitting here on June 30, end of the second quarter, would it be down further?

Rick Hendrix:
It’s actually down further at this point already in the second quarter, although the pace has decelerated.  We’re pretty comfortable with where we are headcount-wise right now.  I would expect, though, by the end of the second quarter, you may see a further decline.

Brian Roman:	OK. Last question, on the asset management business, I know you’ve talked about making acquisitions in that area. Any thoughts, movement, discussion about what you want to do?

Rick Hendrix:
We continue to spend time looking at opportunities there and when we are able to see an opportunity that really fits the franchise, sort of extends what we are doing in our existing mutual fund businesses to include separate account businesses and with, sort of, management profiles that fits, if we’re able to have a financial transaction that works then yes, we would like to continue to grow that business.  I would not sort of indicate that there’s anything that is imminent where we expect to complete the transaction.

Brian Roman:	So you sort of see what’s in the marketplace and you talk to people all the time is what you’re describing?

Rick Hendrix:	Correct.

Brian Roman:
If you were to do something in that area, it sounds a little bit like you’re more oriented towards mutual funds, separate accounts, long-only type products as opposed to alternatives and fund of funds?

Rick Hendrix:
We have spent much more time around the separate account business over the last 12 months, than we have either with fund of funds or alternatives.  But we are definitely, in terms of where we focus and the efforts put forth, sort of around the long-only space.

Brian Roman:	All right, great. Rick, good progress this quarter. Thanks.

Rick Hendrix:	Great. Thanks, Brian.

Operator:	Thank you. Our next question comes from Devin Ryan of Sandler O’Neill.

Devin Ryan:	Yes. I just had a couple of small follow ups here. In terms of the valuation allowance and deferred tax asset, what is that currently at?

Brad Wright:
Devin, we continue to have a full reserve.  It’s the assets themselves are relatively unchanged from the end of the year which is about $88 million.  The tax provision line is based on the forecast for the full year, which as you can tell from the income statement, yields a relatively low effective rate of about five percent.  If the forecast that generated that provision were to be achieved, the tax assets would still be around $80 million at the end of the year.  But fully reserved at this point and this is something that we’ll continue to evaluate as we get closer to the end of the year.

Devin Ryan:	OK. So about $1.40 a share, I guess, it looks like. OK.

And then, just lastly, in terms of your senior investment bankers or maybe client-facing investment bankers, what is the number currently?  Do you guys have a kind of a rough ballpark or a number there to try to think about where you guys are today versus where you were a year ago or maybe a couple of years ago?

Rick Hendrix:
Devin, I don’t have that number right in front of me.  It is around 45.  I think it’s actually 46, but I don’t have the number right in front of me.  And that’s been reasonably consistent.  It is down, but it’s not down in sort of in proportion with overall headcount.  We’ve been able to maintain a sort of client-facing headcount in a level that we want to.  We can get you that offline, but it’s in the mid-40s.

Devin Ryan:
Got it.  OK, yes.  My real question is when I’m trying to think about the potential of the investment bank today versus in the prior cycle, is there anything in your mind that is different just from a pure potential perspective based on the number of senior people and client-facing people you have today?

Rick Hendrix:
As I said earlier, we do feel very good about this; we’ve not diminished our revenue capacity with these headcount reductions.  While we’ve been managing it, it’s been a very intentional process which doesn’t mean it’s ever going to be perfect. Sort of a human resources management, by definition, is never perfect.  But I think we’ve had a very good outcome relative to what our intention was as we began to take headcount down.

And actually I’ve got the number now. It’s 48 - the senior client-facing bankers currently.

Devin Ryan:	Got it. Great. Thanks a lot.

Rick Hendrix:	Yes. Thanks, Devin.

Operator:	Thank you. Our next question comes from Eric Bertrand of Barclays Capital.

Eric Bertrand:	Hi. What’s your VAR? And how does it compare to the end of the year, given the doubling of your trading balance sheet?

Brad Wright:
Eric, VAR is up a little bit, as you would expect, given the increase in balances.  But it’s relatively low in each case.  I think it is run just a little over one percent of our outstanding, balance sheet footings on the trading desks in both the end of the year and the end of the quarter.  So, I think under a million for a one day VAR in each case.

Eric Bertrand:
So it rose in proportion to the balance sheet?  I’m just trying to get a sense of like the risk content of the balance sheet itself in terms of the complexion of it.  You basically just grossed up each of your business, roughly the same?

Brad Wright:	Yes. I don’t even know that you could necessarily draw that conclusion, that each of the desks grew proportionally. But the risk grew proportionally with the total footings.

Eric Bertrand:	OK. And just to be clear, you’ve hedged your interest rate risk in trading accounts so that any disjointed movement there as we exit Q2 wouldn’t result in any big mark on your P&L?

Rick Hendrix:
Yes, although Eric what I’d say is we don’t have a tremendous amount of specifically interest rate sensitive instruments.  We’re much more focused in credit and equity length exposure and we hedge in a way that we think positions us to anticipate and protect in all environments.  If you look at the book, it’s not primarily focused in interest rate sensitive instruments.

Eric Bertrand:	And that was my suspicion, but I just wanted to be clear. Thank you.

Operator:	Thank you. Ladies and gentlemen, if you have a question or a comment, please press star and then one on your touchtone telephone.

Rick Hendrix:	If there are no other questions, I want to thank everybody for joining us, and we look forward to talking to you at the end of the second quarter.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all now disconnect. Thank you, and have a nice day.

END